Exhibit 10.4

PERFORMANCE-BASED RESTRICTED STOCK UNIT
AWARD AGREEMENT
(Relative Total Shareholder Return)

    This Award Agreement (this "Agreement") is entered into as of [DATE] (the "Award Date") by and between Columbia Sportswear Company, an Oregon corporation (the "Company"), and [NAME] (the "Recipient"), for the award of restricted stock units with respect to the Company's Common Stock ("Common Stock").

    The award of restricted stock units to the Recipient is made pursuant to Section 7 of the 2020 Stock Incentive Plan, as amended (the "Plan"), and the Recipient desires to accept the award subject to the terms and conditions of this Agreement and the Plan. The terms of the Plan are incorporated by reference in this Agreement. Capitalized terms used but not defined in this Agreement have the meanings set forth in the Plan.

    IN CONSIDERATION of the mutual covenants and agreements set forth in this Agreement, the parties agree to the following.

    1. Award and Terms of Restricted Stock Units. The Company awards to the Recipient under the Plan [SHARES] restricted stock units (the "Award" or the "Target RSUs"), subject to forfeiture and adjustment as provided in Section 1 of this Agreement and to the restrictions, terms and conditions set forth in this Agreement.

    (a)    Rights under Restricted Stock Units. A restricted stock unit (a "RSU") represents the unfunded, unsecured right to require the Company to deliver to the Recipient one share of Common Stock for each RSU. The number of shares of Common Stock deliverable with respect to each RSU is subject to adjustment (1) as provided in Section 1(b) and Section 1(c) of this Agreement and (2) as determined by the Board of Directors of the Company (the "Board") as to the number and kind of shares of stock deliverable upon any merger, reorganization, consolidation, recapitalization, stock dividend, spin-off or other change in the corporate structure affecting the Common Stock generally.

    (b)    Vesting. The RSUs awarded under this Agreement shall initially be 100% unvested and subject to forfeiture. The RSUs shall become eligible for vesting and settlement in shares of Common Stock as set forth below.
(1)Adjustment to Target RSUs Based on Achievement of Performance. Except as otherwise set forth in this Agreement, for the period beginning [DATE] and ending [DATE] (the "Performance Period"), the Award is subject to increase, decrease or forfeiture (and if forfeited the Recipient shall have no right to receive the related Common Stock) based on achievement of the Company's relative Total Shareholder Return ("Relative TSR") during the Performance Period compared against the Russell 3000 companies in the Textiles, Apparel and Luxury Goods Companies GICS Sub-Industry Group (GICS Code 252030), including Levi Strauss & Co. (not currently in the Russell 3000), as constituted on the first day of the Performance Period and listed on Exhibit A hereto (the "Comparator Companies").

    The last day of the Performance Period is the "Vesting Date" of the Award. If the Vesting Date falls on a weekend or any other day on which the Nasdaq Stock Market ("NSM") or any national securities exchange on which the Common Stock then is principally traded (the "Exchange") is not open, affected RSUs shall vest on the next following NSM or Exchange business day, as the case may be. Following the last day of the Performance Period, the Talent and Compensation Committee of the Board (the "Compensation Committee") shall certify the percentage of the Award that is earned (the "Earned RSUs") for the Performance Period, based on the following table and the provisions in Section 1(b)(2) below. If results are between data points, the percentage of the Award payable shall be determined by linear interpolation between the data points.

3-Year Relative TSR Performance and Related Payouts for the Performance Period
Performance Level	Company TSR Percentile as Compared to Comparator Companies	Earned RSUs as a % of Target
Threshold	25th Percentile	25%
Target	50th Percentile	100%

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Exhibit 10.4

Stretch	75th Percentile	150%
Maximum	≥90th Percentile	200%

(2)Measurement of Relative TSR. Relative TSR shall be measured as follows:
        (i)    Total Shareholder Return of the Company and that of the Comparator Companies shall be measured using the average of the closing stock price for the 20 trading days immediately before the first day of the Performance Period and the average closing stock price for the 20 trading days immediately before and including the last day of the Performance Period. Total Shareholder Return for each of the Company and the Comparator Companies shall assume reinvestment of dividends on the ex-dividend date.
        (ii)    Any Comparator Companies that (i) are acquired or are not the surviving company following a merger or (ii) are delisted during the Performance Period shall be removed as a Comparator Company for purposes of calculating Relative TSR. Notwithstanding the foregoing, any Comparator Companies that file for bankruptcy during the Performance Period shall be placed at the bottom of the Comparator Companies for measurement purposes.
    (c)    Adjustment of RSUs.

        (1)    Treatment of RSUs on Termination of Employment that is not a Qualified Termination. If the Recipient ceases to be continuously employed by the Company on or prior to the Vesting Date, and such termination of employment is not due to the Recipient's (i) retirement on any date that is after the later of (A) the second anniversary of the first day of the Performance Period and (B) the Recipient's retirement eligibility date or (ii) death or total disability that occurs after at least six months of the Performance Period has elapsed (any such termination pursuant to clauses (i) and (ii), a "Qualified Termination"), the Recipient shall immediately forfeit all outstanding RSUs awarded pursuant to this Agreement and the Recipient shall have no right to receive any related Common Stock. If the Recipient ceases to be continuously employed by the Company for any reason after the Vesting Date, the Recipient shall be entitled to receive the Earned RSUs, subject to the Recipient's compliance with the Recipient's continuing obligations to the Company. In the event of a Recipient's Qualified Termination, the Recipient's RSUs shall not be immediately forfeited and shall instead be eligible to vest as provided in Section 1(c)(2) or Section 1(c)(3) of this Agreement, as applicable.

        (2)    Treatment of RSUs on a Qualified Termination Due to Retirement. If the Recipient ceases to be continuously employed by the Company on or prior to the Vesting Date as a result of retirement on any date that is after the later of (i) the second anniversary of the first day of the Performance Period and (ii) the Recipient's retirement eligibility date, the Recipient shall be eligible to receive a prorated number of the Earned RSUs pursuant to Section 1(f), subject to the Recipient's compliance with the Recipient's continuing obligations to the Company. Subject to Section 1(c)(4), such prorated number shall be an amount equal to the product of (x) the number of Earned RSUs, multiplied by (y) a fraction, the numerator of which is the number of calendar days of continuous employment from the beginning of the Performance Period through the date of the Recipient's Qualified Termination due to retirement and the denominator of which is the total number of calendar days in the Performance Period. For purposes of applying Section 1(f), the Vesting Date shall be treated as the "applicable vesting date" in respect of a Qualified Termination due to retirement, such that the timing of the delivery date referenced in Section 1(f) shall be the same as if no such Qualified Termination had occurred. For purposes of this Agreement, "retirement" shall have the same meaning as provided in the applicable policy maintained by the Company for the benefit of the Recipient or, in the absence of such policy, as determined by the Board or the Compensation Committee in its discretion in accordance with applicable law.

(3)Acceleration of Vesting on Qualified Termination Due to Death or Total Disability. If the Recipient ceases to be continuously employed by the Company on or prior to the Vesting Date as a result of death or total disability that occurs at least six months after commencement of the Performance Period, subject to Section 1(c)(4), a prorated number of the Recipient's outstanding RSUs awarded pursuant to this Agreement immediately shall become vested in an amount equal to the product of (i) the number of Target RSUs, multiplied by (ii) a fraction, the numerator of which is the number of calendar days of continuous employment from the beginning of the Performance Period through the date of the Recipient's Qualified Termination due to death or total disability and the denominator of which is the total number of calendar days in the Performance Period. The date of the Recipient's Qualified Termination due to death or total disability shall be treated as the "applicable vesting date" for purposes of applying Section 1(f). For purposes of the foregoing, "total disability" shall have the same meaning as provided in any long-term disability policy maintained by

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Exhibit 10.4

the Company for the benefit of the Recipient or, in the absence of such policy, as determined by the Board or the Compensation Committee in its discretion in accordance with applicable law.

(4)Treatment of Leave of Absence. Absence on leave approved by the Company (or, if the Recipient is an executive officer of the Company, approved by the Board or the Compensation Committee), shall not be deemed a termination or interruption of employment or service. Unless otherwise determined by the Company, the Board or the Compensation Committee in its sole discretion, (i) vesting of RSUs shall continue during a medical, family or military leave of absence, whether paid or unpaid, and (ii) vesting of RSUs shall be suspended during, and the number of shares deliverable at the applicable vesting date shall be proportionately reduced as a result of, any other unpaid leave of absence.

(5)Forfeiture of RSUs on Violation of Code of Business Conduct and Ethics. The Recipient acknowledges that compliance with the Company's Code of Business Conduct and Ethics is a condition to the receipt and vesting of the RSUs. If, during the term of this Agreement, the Board (or a committee of directors designated by the Board) determines in good faith that the Recipient's conduct is or has been in violation of the Company's Code of Business Conduct and Ethics, then the Board or committee may cause the Recipient to immediately forfeit all or a portion of the unvested RSUs granted pursuant to this Agreement and the Recipient shall have no right to receive the related Common Stock.
    (d)    Restrictions on Transfer and Delivery on Death. The Recipient may not sell, transfer, assign, pledge or otherwise encumber or dispose of the RSUs subject to this Agreement. If the Recipient dies before the delivery date, the shares shall be delivered to the Recipient's estate.

    (e)    Voting Rights and Dividend Equivalents. The Recipient shall have no rights as a shareholder with respect to the RSUs or the Common Stock underlying the RSUs until the delivery date of Common Stock underlying the RSUs. The Recipient shall not be entitled to receive a cash payment equal to any cash dividends paid with respect to the Common Stock underlying the RSUs awarded under this Agreement that are declared prior to the delivery date.

    (f)    Delivery of Shares. As soon as practicable following the applicable vesting date and, unless Section 1(c)(3) is applicable to the Recipient, the Compensation Committee's certification of achievement of Relative TSR results, the Company shall deliver the shares of Common Stock represented by vested RSUs to the Recipient (the date of delivery of such shares is referred to as a "delivery date"), rounded to the nearest whole share; provided that the Recipient has satisfied its tax withholding obligations as specified under Section 1(g) and the Recipient has completed, signed and returned any documents and taken any additional action the Company deems appropriate. No fractional shares of Common Stock shall be issued. The shares of Common Stock shall be issued in the Recipient's name or, in the event of the Recipient's death, to the Recipient's estate.

    Notwithstanding the foregoing, (i) the Company shall not be obligated to vest or deliver any shares of Common Stock during any period when the Company determines that the conversion of an RSU or the delivery of shares hereunder would violate any federal, state or other applicable laws and may issue shares with any restrictive legend that, as determined by the Company, is necessary to comply with securities laws or other regulatory requirements, and (ii) a delivery date may be delayed in order to provide the Company such time as it determines appropriate to determine tax withholding and other administrative matters; provided, however, that in any event the shares shall be delivered not later than, as applicable, (A) the March 15 that immediately follows the Vesting Date or (B) if the RSUs vest in accordance with Section 1(c)(3), March 15 of the calendar year immediately following the calendar year that includes the date of the Recipient's Qualified Termination due to death or total disability.

    (g)    Taxes and Tax Withholding.

        (i)    The Recipient acknowledges that under United States federal tax laws in effect on the Award Date, the Recipient will have taxable compensation income based on the Market Value (as defined below) of the Common Stock on the delivery date. The Recipient shall be responsible for all taxes imposed in connection with the Award, regardless of any action the Company takes with respect to any tax withholding obligations that arise in connection with the Award. The Company makes no representation or undertaking regarding the adequacy of any tax withholding in connection with the grant or vesting of the Award.

        (ii)    The Company shall have the right, but not the obligation, to deduct from any and all payments made under the Plan, or to withhold from any delivery of Common Stock hereunder all domestic or foreign income, employment or other tax withholding

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Exhibit 10.4

obligations, whether national, federal, state or local (the "Tax Withholding Obligation"), arising as a result of any grant, vesting or delivery of Common Stock pursuant to this Award, in amounts determined by the Company. Unless otherwise determined by the Company, the Tax Withholding Obligation will be satisfied by the Company withholding from the vested shares of Common Stock a number of whole shares of Common Stock with an aggregate Market Value (as defined below) equal to the required minimum tax withholding. The Recipient shall pay to the Company in cash, upon demand, the amount of any Tax Withholding Obligation that is not satisfied by the withholding of shares described above, and authorizes the Company to withhold from other amounts payable by the Company to the Recipient, including through additional payroll withholding, any amount not so paid. The Company has no obligation to deliver shares of Common Stock pursuant to this Award until the Company's tax withholding obligations have been satisfied by the Recipient.

    (h)    No Solicitation. (This provision is not applicable to California employees). The Recipient agrees that for 18 months after the Recipient's employment with the Company terminates for any reason, with or without cause, whether by the Company or the Recipient, the Recipient shall not recruit, attempt to hire, solicit, or assist others in recruiting or hiring, any person who is an employee of the Company, or any of its subsidiaries. In addition to other remedies that may be available to the Company, the Recipient shall pay to the Company in cash, upon demand, the net value of any shares of Common Stock, valued as of the delivery date, delivered under this Agreement if the Recipient violates this Section 1(h).

    (i)    Not a Contract of Employment. This Agreement shall not be construed as a contract of employment between the Company and the Recipient and nothing contained in this Agreement or in the Plan shall confer upon the Recipient any right to be continued in the employment of the Company or to interfere in any way with the right of the Company to terminate the Recipient's employment at any time for any reason, with or without cause, or to decrease the Recipient's compensation or benefits.

2.     Miscellaneous.

    (a)    Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to the subjects hereof.

    (b)    Interpretation of the Plan and this Agreement. The Board, or a committee of the Board responsible for administering the Plan (the "Administrator"), shall have the sole authority to interpret the provisions of this Agreement and the Plan, and all determinations by it shall be final and conclusive.

    (c)    Section 409A. The Award made pursuant to this Agreement is intended not to constitute a "nonqualified deferred compensation plan" within the meaning of Section 409A the Internal Revenue Code of 1986, as amended, and instead is intended to be exempt from the application of Section 409A, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4) or otherwise. To the extent that the Award is nevertheless deemed to be subject to Section 409A, the Award shall be interpreted in accordance with Section 409A and Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance issued after the grant of the Award. Notwithstanding any provision of the Award to the contrary, in the event that the Administrator determines that the Award is or may be subject to Section 409A, the Administrator may adopt such amendments to the Award or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (i) exempt the Award from the application of Section 409A or preserve the intended tax treatment of the benefits provided with respect to the Award, or (ii) comply with the requirements of Section 409A.

    (d)    Market Value. "Market Value" as of a particular date shall mean (i) the closing sales price per share of Common Stock as reported by the NSM on that date, or (ii) if the shares of Common Stock are not listed or admitted to trading on the NSM, the closing price on the national securities exchange on which such stock is principally traded on that date, or (iii) if the shares of Common Stock are not then listed on the NSM or on another national securities exchange, the average of the highest reported bid and lowest reported asked prices for the shares of Common Stock on that date or (iv) if the shares of Common Stock are not then listed on any securities exchange and prices therefor are not reported, such value as determined in good faith by the Board of Directors (or any duly authorized committee thereof) as of that date.

    (e)    Electronic Delivery. The Recipient consents to the electronic delivery of any prospectus and any other documents relating to this Award in lieu of mailing or other form of delivery.

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Exhibit 10.4

    (f)    Rights and Benefits. The rights and benefits of this Agreement shall inure to the benefit of and be enforceable by the Company's successors and assigns and, subject to the restrictions on transfer of this Agreement, be binding upon the Recipient's heirs, executors, administrators, successors and assigns.

    (g)    Further Action. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

    (h)    Governing Law, Venue and Jurisdiction; Attorneys' Fees. This Agreement and the Plan shall be interpreted under the laws of the state of Oregon, exclusive of choice of law rules. Venue and jurisdiction shall be in the state or federal courts in Washington County, Oregon, and nowhere else. In the event either party institutes litigation hereunder, the prevailing party shall be entitled to reasonable attorneys' fees to be set by the trial court and, upon any appeal, the appellate court.

    (i)    Consent to Transfer Personal Data. By signing this Agreement, the Recipient voluntarily acknowledges and consents to the collection, use, processing and transfer of personal data as described in this paragraph. The Recipient is not obliged to consent to such collection, use, processing and transfer of personal data. However, failure to provide the consent may affect the Recipient's ability to participate in the Plan. The Company and its subsidiaries hold certain personal information about the Recipient, including name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all entitlement to shares of stock awarded, canceled, purchased, vested, unvested or outstanding in the Recipient's favor, for the purpose of managing and administering the Plan ("Data"). The Company and/or its subsidiaries will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of the Plan, and the Company and/or any of its subsidiaries may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the European Economic Area, or elsewhere throughout the world, including the United States. The Recipient authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Recipient's participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of stock on the Recipient's behalf to a broker or other third party with whom the Recipient may elect to deposit any shares of stock acquired pursuant to the Plan. The Recipient may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting the Company; however, withdrawing consent may affect the Recipient's ability to participate in the Plan.

    (j)    Acknowledgment of Discretionary Nature of the Plan; No Vested Rights. The Recipient acknowledges and agrees that the Plan is discretionary in nature and limited in duration, and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The award of RSUs under the Plan is a one-time benefit and does not create any contractual or other right to receive a grant of RSUs or benefits in lieu of RSUs in the future. Future awards, if any, shall be at the sole discretion of the Company, including, but not limited to, the timing of any award, the number of RSUs and vesting provisions.

    (k)    Character of Award. Participation in the Plan is voluntary. The value of the Award is an extraordinary item of compensation outside the scope of the Recipient's employment contract, if any. As such, the Award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments.

(l)    Recovery Policy. Notwithstanding any other provision of this Agreement to the contrary and to the extent applicable to the Recipient, the Recipient acknowledges and agrees that the Recipient's RSUs, any shares of Common Stock acquired pursuant thereto and/or any amount received with respect to any sale of such shares may be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of the Columbia Sportswear Company Incentive Compensation Recovery Policy (the "Recovery Policy") as in effect on the Award Date (and to the extent applicable to the Recipient, a copy of which has been made available to the Recipient) and as may be amended from time to time in order to comply with changes in laws, rules or regulations that are applicable to such Award and shares of Common Stock. As a condition to the grant of the RSUs, to the extent applicable, the Recipient expressly agrees and consents to the Company's application, implementation and enforcement of (a) the Recovery Policy and (b) any provision of applicable law relating to cancellation, recoupment, rescission or payback of compensation. Further, the Recipient expressly agrees that the Company may take such actions as are necessary or appropriate to effectuate the Recovery Policy (as applicable to the Recipient) or applicable law without further consent or action being required by the Recipient. For purposes of the foregoing and as a condition to the grant of the RSUs, the Recipient expressly and explicitly

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Exhibit 10.4

authorizes the Company to issue instructions, on the Recipient's behalf, to any third party broker/administrator engaged by the Company for purposes of administering awards granted under the Plan to re-convey, transfer or otherwise return such shares and/or other amounts to the Company. To the extent that the terms of this Agreement and the Recovery Policy conflict, the terms of the Recovery Policy shall prevail.
(m)    Acceptance. By accepting the grant of the Award, the Recipient acknowledges that the Recipient has read this Agreement, the Addendum to this Agreement (as applicable) and the Plan, and specifically accepts and agrees to the provisions therein.

This Award of RSUs is subject to the Recipient's on-line acceptance of the terms and conditions of this Agreement through the E*TRADE web portal. By accepting the terms and conditions of this Agreement, the Recipient acknowledges receipt of a copy of the Plan, the U.S. Prospectus for the Plan, and the local country tax supplement to the U.S. Prospectus for the Plan (the "Award Information"). The Recipient represents that the Recipient is familiar with the terms and provisions of the Award Information and hereby accepts this Award on the terms and conditions set forth herein and in the Plan, and acknowledges that the Recipient had the opportunity to obtain independent legal, investment and tax advice at the Recipient's personal expense prior to accepting this Award.

COLUMBIA SPORTSWEAR COMPANY
EXHIBIT A

LIST OF COMPARATOR COMPANIES

Allbirds, Inc.	Ermenegildo Zegna N.V.	Kontoor Brands, Inc.	PVH Corp.	Tapestry, Inc.
Capri Holdings Limited	FIGS, Inc.	Levi Strauss & Co.	Ralph Lauren Corporation	Under Armour, Inc.
Carter’s, Inc.	Fossil Group, Inc.	Movado Group, Inc.	Rocky Brands, Inc.	V.F. Corporation
Crocs, Inc.	G-III Apparel Group, Ltd.	NIKE, Inc.	Skechers U.S.A, Inc.	Vera Bradley, Inc.
Deckers Outdoor Corporation	Hanesbrands Inc.	Oxford Industries, Inc.	Steven Madden, Ltd.	Wolverine World Wide, Inc.

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